EXHIBIT 4.8.1
Joinder to the Registration Rights Agreement
     With respect to the Registration Rights Agreement, (the “Registration Rights Agreement”) dated as of May 4, 2010, among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with US Issuer I and US Issuer II, the “Issuers”), the Closing Date Guarantors and Credit Suisse Securities (USA) LLC, as the Purchaser, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Whakatane Mill Australia Pty. Limited (i) hereby agrees to become a party to the Registration Rights Agreement as a Guarantor with the same force and effect as if originally named a Closing Date Guarantor therein and (ii) without limiting the generality of the foregoing, assumes all of the rights and obligations of the Guarantors under the Registration Rights Agreement, in each case, as of the time of delivery of this Joinder on June 17, 2010, as though it had entered into the Registration Rights Agreement on May 4, 2010. The obligations assumed by the Guarantors under this Joinder shall be joint and several obligations. Capitalized terms used but not defined in this Joinder shall have the meanings given to such terms in the Registration Rights Agreement.

Executed by WHAKATANE MILL
AUSTRALIA PTY LIMITED by the
party’s attorney pursuant to power of
attorney dated ...17/6/10... who states
that no notice of revocation of the
power of attorney has been received in
the presence of:
) ) ) ) ) ) )

/s/ Stephen Mihacjevic Witness	/s/ Pru Wyllie Attorney

Stephen Mihacjevic Name of Witness	Pru Wyllie Name of Attorney
Joinder to the Registration Rights Agreement